CRIIMI MAE Hires Ernst & Young as Independent Auditor

     Former E&Y Partner Resigns from CRIIMI MAE Board to Allow Selection


ROCKVILLE, MD, June 5, 2002, -- CRIIMI MAE Inc. (NYSE:CMM) announced today that it has hired Ernst & Young LLP to audit the Company's consolidated financial statements for the year ending December 31, 2002.

"We are pleased to announce our engagement of Ernst & Young as CRIIMI MAE's auditors for the year 2002. We anticipate a smooth transition of duties to Ernst & Young, effective immediately," said Chief Financial Officer, Cynthia O. Azzara.

The Company also announced that Alan M. Jacobs resigned last week from the Board of Directors of CRIIMI MAE in order to allow the Board and the Audit Committee to hire Ernst & Young as the Company's auditors. Mr. Jacobs is a retired partner of Ernst & Young.

CRIIMI MAE is a commercial mortgage company based in Rockville-Md. CRIIMI MAE holds a significant portfolio of commercial mortgage-related assets and performs, through its servicing subsidiary, mortgage servicing functions for approximately $18.8 billion of commercial mortgage loans.

For further information, shareholders and securities brokers should contact CRIIMI MAE Inc at (301) 816-2300, e-mail shareholder@criimimaeinc.com mailto: shareholder@criimimaeinc.com>, and news media contact James Pastore, Pastore Communications Group LLC at (202) 546-6451, e-mail pastore@ix.netcom.com



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